                                                                     EXHIBIT 2.5



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            CYTATION.COM INCORPORATED

                          COLLEGELINK.COM INCORPORATED

                                    ECI, INC.

                                       and

                                GERALD A. PAXTON
                                THOMAS J. BURGESS

                                       and

                           GERALD A. PAXTON, as Agent

                                  June 18, 1999

                                TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER .....................................................     -1-

ARTICLE 1 THE MERGER .............................................................     -1-
                  1.1      Procedure for the Merger ..............................     -1-
                  1.2      Surviving Corporation .................................     -2-
                  1.3      Conversion of Stock ...................................     -3-
                  1.4      Fractional Shares .....................................     -5-
                  1.5      Issuance of Parent Stock ..............................     -5-
                  1.6      Closing ...............................................     -6-
                  1.7      Escrow Fund ...........................................     -6-
                  1.8      Dissenter's Rights ....................................     -6-
                  1.9      Principals' Agent .....................................     -7-
                  1.10     Transfers of Ownership ................................     -8-
                  1.11     Tax and Accounting Consequences .......................     -8-

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF ECI AND PRINCIPALS ...................     -9-
                  2.1      Organization and Corporate Power ......................     -9-
                  2.2      Due Authorization; Effect of Transaction ..............     -9-
                  2.3      Financial Statements ..................................     -9-
                  2.4      Liabilities ...........................................    -10-
                  2.5      Capitalization ........................................    -10-
                  2.6      Dividends and Distributions ...........................    -10-
                  2.7      Subsidiaries ..........................................    -10-
                  2.8      Leases ................................................    -11-
                  2.9      Encumbrances ..........................................    -11-
                  2.10     Employment Arrangements ...............................    -11-
                  2.11     Material Contracts and Arrangements ...................    -11-
                  2.12     Ordinary Course of Business ...........................    -12-
                  2.13     Litigation and Compliance with Laws ...................    -13-
                  2.14     Tax Returns ...........................................    -13-
                  2.15     Tax Status of Reorganization ..........................    -14-
                  2.16     Environmental Matters .................................    -14-
                  2.17     Intellectual Property .................................    -15-
                  2.18     Insurance Policies ....................................    -15-
                  2.19     Extraordinary Events ..................................    -15-
                  2.20     Material Information ..................................    -16-
                  2.21     Certain Transactions ..................................    -16-

                  2.22     No Governmental Authorizations or Approvals Required ..    -16-
                  2.23     Employee Benefit Plans ................................    -16-
                  2.24     No Broker's or Finder's Fees ..........................    -16-
                  2.25     Continuing Representations ............................    -16-

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PRINCIPALS ...........................    -17-
                  3.1      Authority of the Principals ...........................    -17-
                  3.2      No Conflict ...........................................    -17-
                  3.3      No Broker's or Finder's Fees ..........................    -17-
                  3.4      Restricted Securities .................................    -17-
                  3.5      Acquired for Investment ...............................    -18-
                  3.6      Sophistication ........................................    -18-
                  3.7      Continuing Representations ............................    -18-


ARTICLE 4 REPRESENTATIONS AND WARRANTIES  OF PARENT AND MERGER SUB ...............    -18-
                  4.1      Organization and Corporate Power ......................    -18-
                  4.2      Due Authorization; Effect of Transaction ..............    -19-
                  4.3      Capitalization ........................................    -19-
                  4.4      SEC Documents; Financial Statements ...................    -19-
                  4.5      Continuing Representations ............................    -20-

ARTICLE 5 ADDITIONAL AGREEMENTS ..................................................    -20-
                  5.1      Conduct of ECI Business Pending Closing ...............    -20-
                  5.2      Expenses ..............................................    -21-
                  5.3      Restrictions on Resale ................................    -21-
                  5.4      Convertible Securities ................................    -22-
                  5.5      Registration Agreement ................................    -22-
                  5.6      Escrow Agreement ......................................    -22-
                  5.7      Paxton Employment Agreement ...........................    -22-
                  5.8      Burgess Consulting Agreement ..........................    -23-
                  5.9      Public Announcements ..................................    -23-
                  5.10     Stockholders Meeting ..................................    -23-
                  5.11     Approval of Principals; Proxy .........................    -23-
                  5.12     Exclusivity ...........................................    -24-
                  5.13     Reasonable Efforts ....................................    -24-

ARTICLE 6 CONDITIONS PRECEDENT ...................................................    -24-
                  6.1      Conditions to Obligations of Parent and Merger Sub ....    -24-
                  6.2      Conditions to Obligations of ECI and Principals .......    -26-

ARTICLE 7 INDEMNIFICATION ........................................................    -27-
                  7.1      Indemnification by Principals .........................    -27-
                  7.2      Limitation on Liability ...............................    -28-
                  7.3      Process of Indemnification for Parent Claims ..........    -28-

ARTICLE 8 TERMINATION ............................................................    -29-
                  8.1      Termination Events ....................................    -29-
                  8.2      Certain Effects of Termination ........................    -30-

ARTICLE 9 MISCELLANEOUS ..........................................................    -30-
                  9.1      Entire Agreement; Amendments; Waivers .................    -30-
                  9.2      Assignment; Successors and Assigns ....................    -31-
                  9.3      Severability ..........................................    -31-
                  9.4      Counterparts ..........................................    -31-
                  9.5      Certain Matters of Construction .......................    -31-
                  9.6      Knowledge .............................................    -31-
                  9.7      Notices ...............................................    -32-
                  9.8      Governing Law .........................................    -33-
                  9.9      Courts ................................................    -33-
                  9.10     Arbitration ...........................................    -33-

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger dated as of June 18, 1999 (this "Agreement") is made by and among (i) Cytation.com Incorporated, a New York corporation ("Parent"); (ii) CollegeLink.com Incorporated, a Delaware corporation ("Merger Sub"); (iii) ECI, Inc., a Massachusetts corporation ("ECI"); (iv) Gerald A. Paxton ("Paxton") and Thomas J. Burgess ("Burgess") (collectively, the "Principals"); and (v) Gerald A. Paxton, as agent for the Principals (the "Principals' Agent").

         WHEREAS, the respective boards of directors of Parent, Merger Sub and ECI have approved and adopted this Agreement, which provides for the merger of ECI with and into Merger Sub (the "Merger") on the terms and conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of The Commonwealth of Massachusetts (the "MBCL");

         WHEREAS, the respective boards of directors of Merger Sub and ECI (collectively, the "Constituent Corporations") have approved and committed to recommend this Agreement to the stockholders of Merger Sub and ECI, respectively;

         WHEREAS, the parties desire to make certain representations and warranties and other agreements in connection with the Merger; and

         WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, Parent, Merger Sub, ECI, the Principals and the Principals' Agent hereby agree as follows:


                                    ARTICLE 1
                                   THE MERGER

         1.1 Procedure for the Merger. ECI shall be merged, in accordance with the applicable provisions of the DGCL and the MBCL, with and into Merger Sub, which shall be the surviving corporation. Merger Sub, as such surviving corporation, is sometimes referred to herein to as the "Surviving Corporation". The Merger shall be effected by filing (a) a certificate of merger, substantially in the form of Exhibit 1.1A (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) articles of merger, substantially in the form of
Exhibit 1.1B (the "Articles of Merger"), with the State Secretary of The Commonwealth of Massachusetts in accordance with the applicable provisions of the MBCL. The effective date of the Merger (the "Effective Date") shall be the date upon which the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware and the effective time of the Merger (the "Effective Time") shall be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         1.2      Surviving Corporation.

                  (a) Corporate Existence. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The separate corporate existence of ECI shall cease at the Effective Time.

                  (b) Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until the same shall be amended thereafter in accordance with the DGCL and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until the same shall be amended thereafter in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. Without limiting the generality of the foregoing, the purposes of Merger Sub, as stated in Merger Sub's certificate of incorporation as in effect immediately prior to the Effective Time, shall be the purposes of the Surviving Corporation until such purposes shall be amended in accordance with the DGCL and the Surviving Corporation's certificate of incorporation.

                  (c) Directors and Officers. The directors and officers of the Surviving Corporation at and as of the Effective Time shall be as set forth in
Schedule 1.2(c).

                  (d) Effect of the Merger. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the estate, property, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each Constituent Corporation.

                  (e) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any estate, property, right, privilege, power, franchise or other asset of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, then (i) each Constituent Corporation and its officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all proper assignments and assurances in law and to undertake all other acts necessary or proper to vest, perfect or confirm title to or ownership or possession of such estate, property, rights, privileges, powers, franchises or other assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and (ii) the officers and directors of the Surviving Corporation shall be deemed to be fully authorized to take any and all such actions in the name of either Constituent Corporation or otherwise.

         1.3      Conversion of Stock.

                  (a) Stock of ECI. At the Effective Time, each share of Common Stock, $.01 par value per share, of ECI ("ECI Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in and to the extent provided in Section 1.8)) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive (i) the number of shares of the Common Stock, $.001 par value per share, of Parent ("Parent Common Stock") equal to the Common Stock Exchange Ratio (as defined in Section 1.3(b)(i)), and (ii) the number of shares of Series B Preferred Stock, $.01 par value per share, of Parent ("Parent Series B Stock") equal to the Series B Stock Exchange Ratio (as defined in Section 1.3(b)(ii)).

                  (b) Definitions of Exchange Ratios.

                      (i) Common Stock Exchange Ratio. As used herein, the following terms shall have the following meanings:

                  "Execution Date Price": the closing asked price per share of Parent Common Stock (as quoted on the Nasdaq OTC Bulletin Board) on the business day immediately preceding the date that Parent executes this Agreement.

                  "Parent Common Stock Price": the Execution Date Price; provided, however, that (i) if the Execution Date Price is less than $5.00 per share, then the Parent Common Stock Price shall be $5.00 per share, (ii) if the Execution Date Price is greater than $9.00 per share but less than $12.00 per share, then the Parent Common Stock Price shall be $9.00 per share, and (iii) if the Execution Date Price is equal to or greater than $12.00 per share, then the Parent Common Stock Price shall be $10.00 per share.

                  "Parent Common Stock Amount": $4,200,000 divided by the Parent Common Stock Price.

                  "Fully-Diluted Shares": the aggregate number of shares of ECI Common Stock outstanding immediately prior to the Effective Time, assuming for these purposes exercise of all Convertible Securities (as defined in Section 2.5), whether vested or unvested, outstanding immediately prior to the Effective Time.

                  "Common Stock Exchange Ratio": a number rounded up to four decimal places equal to a fraction, the numerator of which is the Parent Common Stock Amount and the denominator of which is Fully-Diluted Shares.

                      (ii) Series B Stock Exchange Ratio. As used herein, the following terms shall have the following meanings:

                  "Parent Series B Dollar Amount": means $3,500,000 (i) less the amount, if any, by which the Closing Date Liabilities (as defined in Section 6.1(f)) exceed $800,000; or (ii) plus the amount, if any, by which $800,000 exceeds the Closing Date Liabilities.

                  "Parent Series B Stock Price": $15.00

                  "Parent Series B Stock Amount": the Parent Series B Dollar Amount divided by the Parent Series B Stock Price.

                  "Series B Stock Exchange Ratio": a number rounded to four decimal places equal to a fraction, the numerator of which is the Parent Series B Stock Amount and the denominator of which is Fully-Diluted Shares.

                  (c) Adjustment of Common Stock Exchange Ratio. If, between the date of this Agreement and the Effective Time of the Merger, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the Common Stock Exchange Ratio shall be correspondingly adjusted.

                  (d) Stock of Merger Sub. Each share of the Common Stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         1.4      Fractional Shares.

                  (a) Parent Common Stock. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of ECI Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent a check for an amount of cash (rounded up to the next whole cent) equal to the product of (a) such fraction, multiplied by (b) the Parent Common Stock Price.

                  (b) Parent Series B Stock. No fraction of a share of Parent Series B Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of ECI Common Stock who would otherwise be entitled to a fraction of a share of Parent Series B Stock (after aggregating all fractional shares of Parent Series B Stock to be received by such holder) shall receive from Parent a check for an amount of cash (rounded up to the next whole cent) equal to the product of (a) such fraction, multiplied by (b) the Parent Series B Stock Price.

         1.5      Issuance of Parent Stock.

                  (a) ECI Stockholders Other than Principals. At and after the Effective Time, upon surrender to Parent by each stockholder of ECI other than the Principals (the "Non-Principal Stockholders") of certificates for the number of shares of ECI Common Stock owned by such Non-Principal Stockholder immediately prior to the Effective Time, Parent shall issue and deliver to each such Non-Principal Stockholder two certificates. One certificate shall represent the total number of shares of Parent Common Stock into which such Principal Stockholder's ECI Common Stock has been converted and the other certificate shall represent the total number of shares of Parent Series B Stock into which such Non-Principal Stockholder's ECI Common Stock has been converted. Each such certificate shall be registered in the name of such Non-Principal Stockholder and legended as set forth in Section 5.3(b).

                  (b) Principals. At and after the Effective Time, upon surrender to Parent by each Principal of certificates for the number of shares of ECI Common Stock owned by such Principal immediately prior to the Effective Time, Parent shall issue and deliver to each such Principal four certificates:
(i) one such certificate (the "Escrow Common Certificate") shall represent $640,530 (in the case of Paxton) and $259,470 (in the case of Burgess) worth of shares of Parent Common Stock into which such Principal's ECI Common Stock has been converted (rounded up to the next whole number of shares), and shall be delivered at the Closing by such Principal to State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), as provided in Section 1.7; (ii) one such certificate shall represent the balance of the of the total number of shares of Parent Common Stock into which such

Principal's ECI Common Stock has been converted after deducting therefrom the shares of Parent Common Stock being placed in escrow hereunder; (iii) one such certificate (the "Escrow Preferred Certificate") shall represent $355,850 (in the case of Paxton) and $144,150 (in the case of Burgess) worth of shares of Parent Series B Stock into which such Principal's ECI Common Stock has been converted (rounded up to the next whole number of shares), and shall be delivered at the Closing by such Principal to the Escrow Agent, as provided in
Section 1.7; and (iv) one certificate shall represent the balance of the total number of shares of Parent Series B Stock into which such Principal's ECI Common Stock has been converted after deducting therefrom the shares of Parent Series B Stock being placed in escrow hereunder. Each such certificate shall be registered in the name of such Escrow Group Stockholder and legended as set forth in Section 5.3(b).

         1.6 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Foley, Hoag & Eliot LLP in Boston, Massachusetts at a time and date to be specified by Parent and ECI, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article 6, or at such other time, date and location as Parent and ECI agree.

         1.7 Escrow Fund. In order to provide for the indemnity obligations of the Principals hereunder, at the Closing each Principal shall deliver to the Escrow Agent such Principal's Escrow Common Certificate and Escrow Preferred Certificate, together with stock powers endorsed in blank by such Principal. The Escrow Agent shall hold and administer such shares in accordance with the terms of an escrow agreement dated as of the Effective Date among Parent, the Principals, the Principal's Agent and the Escrow Agent (the "Escrow Agreement"), such Escrow Agreement to be substantially in the form of Exhibit 1.7.

         1.8 Dissenter's Rights. If stockholders of ECI are entitled to appraisal rights pursuant to Sections 86 through 98 of the MBCL in connection with the Merger, any shares of ECI Common Stock held by stockholders who exercise and perfect such appraisal rights ("Dissenting Shares") shall not be converted into a right to receive the consideration specified in Section 1.3(a) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of The Commonwealth of Massachusetts. ECI shall give Parent prompt notice of any demand received by ECI for appraisal of ECI Common Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand. ECI agrees that, except with the prior written consent of Parent or as required under the MBCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of the MBCL, becomes entitled to payment of the value of shares of ECI Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the
MBCL). In the event that any stockholder fails to make an effective demand for payment or otherwise loses his status as a Dissenting

Stockholder, Parent shall, as of the later of the Effective Time of the Merger or the occurrence of such event, deliver, upon surrender by such stockholder of his certificate or certificates, the consideration, without interest thereon, to which such stockholder would have been entitled to under Section 1.3(a).

         1.9      Principals' Agent.

                  (a) In order to administer efficiently the defense and/or settlement of any indemnity claims for which the Principals may be required to indemnify members of the Parent Group (as defined in Section 7.1(a)) pursuant to
Article 7, the Principals hereby appoint the Principals' Agent as their agent and representative, and the Principals' Agent hereby accepts such appointment.

                  (b) The Principals hereby authorize the Principals' Agent (i) to take all action necessary in connection with the defense and/or settlement of any indemnity claims for which the Principals may be required to indemnify members of the Parent Group pursuant to Article 7 and (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the other agreements contemplated hereby to which all of the Principals are a party, including the Escrow Agreement and the Registration Agreement.

                  (c) In the event that Paxton dies, becomes unable to perform his responsibilities hereunder as a Principals' Agent or resigns from such position, Burgess shall be deemed to be the Principals' Agent for all purposes of this Agreement.

                  (d) The members of the Parent Group may rely on any written document signed by Paxton (or his successor) as evidence of the Principals' Agent's authority to act hereunder.

                  (e) All decisions and actions by the Principals' Agent, including the defense or settlement of any indemnity claims for which the Principals may be required to indemnify members of the Parent Group pursuant to
Article 7, shall be binding upon all of the Principals, and no Principal shall have the right to object, dissent, protest or otherwise contest the same.

                  (f) By their execution of this Agreement, the Principals agree that:

                      (i) The members of the Parent Group shall be able to rely conclusively on the instructions and decisions of the Principals' Agent as to the settlement of any indemnity claims by members of the Parent Group pursuant to Article 7 or any other actions required to be taken by the Principals' Agent hereunder, and no party hereunder shall have any cause of action against any member of the Parent Group for any action taken by any member of the Parent Group in reliance upon the instructions or decisions of the Principals' Agent;

                           (ii) all actions, decisions and instructions of the Principals' Agent shall be conclusive and binding upon all of the Principals and no Principal, nor Parent or Merger Sub, shall have any cause of action against the Principals' Agent for any action taken, decision made or instruction given by the Principals' Agent under this Agreement, except for fraud or willful breach of this Agreement by the Principals' Agent;

                           (iii) the provisions of this Section 1.09 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Principal may have in connection with the transactions contemplated by this Agreement; and

                           (iv) the provisions of this Section 1.09 shall be binding upon the heirs, legal representatives, successors and assigns of each Principal, and any references in this Agreement to a Principal or the Principals shall mean and include the successors to the Principals' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

         1.10 Transfers of Ownership. If any certificate for shares of Parent Common Stock or Parent Series B Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (a) the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the stockholder requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of issuance of a certificate for shares of Parent Common Stock or Parent Series B Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable and (b) Parent will have received an opinion, in form and substance reasonably satisfactory to Parent and its counsel, of counsel which (to Parent's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such issuance of a certificate for shares of Parent Common Stock or Parent Series B Stock in any name other than that of the registered holder of the certificate surrendered may be effected without registration under the Securities Act of 1933, as amended (the "Securities Act"), and qualification under any applicable state securities laws.

         1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) be accounted for as a pooling under generally accepted accounting principles ("GAAP").

                                    ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF ECI AND PRINCIPALS

         ECI and the Principals jointly and severally represent and warrant to Parent and Merger Sub as follows:

         2.1 Organization and Corporate Power. ECI is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on the ECI or its business or property, with full power and authority to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in Schedule 2.1) and to execute and deliver and carry out the transactions contemplated by this Agreement.

         2.2 Due Authorization; Effect of Transaction. Except as set forth in
Schedule 2.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events which of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of ECI, a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or of the articles of organization, as amended, or bylaws of ECI, any agreement, instrument or understanding to which ECI is a party or by which it is bound, or result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever ("Encumbrance") on the property or assets of ECI and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of ECI. All requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of ECI, enforceable in accordance with its terms. ECI is not in default in the performance, observance or fulfillment of any of the terms or conditions of its articles of organization, as amended, or bylaws.

         2.3 Financial Statements. Attached as Schedule 2.3 are the following financial statements of ECI (collectively, the "Financial Statements"): (a) the unaudited balance sheet (the "April Balance Sheet") of ECI as of April 30, 1999 (the "Balance Sheet Date"), (b) the related unaudited statements of income, stockholders' equity and cash flows for the four months then ended, (c) the unaudited balance sheet of ECI as of December 31, 1998, and (d) the related unaudited statements of income, stockholders' equity and cash flows for the year then ended. All of the Financial Statements are true, correct and complete, have been prepared in accordance with GAAP consistently applied (except that none of such statements include any notes or any supplemental schedules as may be required by GAAP) and fairly present, in all material respects, the financial condition of ECI and the results of its operations as at the dates thereof and throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, ECI, fixed or contingent, as at the dates thereof (other than miscellaneous liabilities that do not exceed $5,000 in the aggregate), and there has not been any change between the Balance Sheet Date and the date of this Agreement which has affected materially or adversely the business or properties or condition or prospects, financial or other, or results of operations of ECI, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future, except that since the Balance Sheet Date ECI has continued to incur negative results of operations and to be significantly constrained by insufficient cash resources.

         2.4 Liabilities. ECI has no liabilities of any nature, whether absolute, contingent or otherwise, except as set forth in the April Balance Sheet, other than (i) liabilities incurred after the Balance Sheet Date in the ordinary course of business and (ii) miscellaneous liabilities that do exceed $7,000 in the aggregate. ECI is generally in breach or default or in arrears in respect of the terms or conditions of all such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to any such liability.

         2.5 Capitalization. The capitalization of ECI is as set forth in
Schedule 2.5. All of the outstanding capital stock of ECI is duly authorized and validly issued, fully paid and nonassessable. All the outstanding capital stock of ECI is owned of record and in the amounts and by the persons set forth on
Schedule 2.5. Except as set forth on Schedule 2.5, there are no options, warrants, or securities exercisable for or convertible into shares of capital stock of ECI ("Convertible Securities") nor are there any other rights, agreements, or commitments obligating ECI, now or in the future, to issue or sell any shares of its capital stock or any Convertible Securities. Sufficient shares of authorized but unissued ECI Common Stock have been reserved by appropriate corporate action in connection with the prospective exercise or conversion of the Convertible Securities. Except as set forth in Schedule 2.5, no person holds any phantom stock or other contractual rights the value of which is determined, in whole or in part, by reference to the value of the capital stock of ECI or the financial performance of ECI. There are no stock appreciation rights granted by ECI. Except as set forth in Schedule 2.5, there are no shares of preferred stock or bonds, debentures, notes or other indebtedness of ECI which have the right to vote (or are exercisable for or convertible into securities having the right to vote) on any matters on which the stockholders of ECI have the right to vote. Except as set forth in Schedule 2.5, there are no outstanding contractual obligations of ECI to purchase, redeem or otherwise acquire any shares of its capital stock or any other securities.

         2.6 Dividends and Distributions. From the end of its most recent fiscal year to the date hereof ECI has not declared or paid any dividend or declared or made any distribution whatsoever to its stockholders, either in cash, stock or other property, through purchases or redemptions of stock or otherwise.

         2.7 Subsidiaries. ECI does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

         2.8 Leases. The leases listed and described in Schedule 2.8 constitute all the leases of real or personal property under which ECI is bound or to which ECI is a party. Each lease listed in Schedule 2.8 is valid, binding, subsisting and enforceable in accordance with its terms, and, except as set forth in
Schedule 2.8, neither ECI nor, to the knowledge of ECI, any landlord or lessor is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder, and no waiver or indulgence has been granted by any of the landlords or lessors under said leases. ECI is not the landlord or lessor under any leases of real or personal property.

         2.9 Encumbrances. Except as set forth in Schedule 2.9, ECI has good and marketable title to all of its property and assets, real, personal or mixed, tangible or intangible, that it purports to own, free and clear of any mortgages, pledges, charges, liens, security interests, claims or other encumbrances (collectively, "Encumbrances").

         2.10 Employment Arrangements. Schedule 2.10 sets forth a true, correct and complete list of all employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group life, health, medical or hospitalization insurance, plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs (collectively, the "Employment Arrangements") and a list of all employees of ECI together with their salaries. Schedule 2.10 sets forth the basis of funding, and the current status of, any past service liability with respect to any such plan or agreement. Except as set forth on Schedule 2.10 ECI or its employees are not now and for the past five years have not been subject to or involved in or, to the knowledge of ECI, threatened with any union elections, petitions therefor or other organizational activities. ECI has performed and paid all obligations required to be performed or paid under all such agreements, plans and arrangements and is not in breach of or in default or arrears under the terms thereof.

         2.11 Material Contracts and Arrangements. Except as set forth in
Schedule 2.11, ECI is not a party to any written or oral (a) contract or arrangement with any college, university or other institution, (b) contract or arrangement with any educational testing service (c) contract for the purchase or sale of services which could cause ECI to incur or receive fees in excess of $3,000 in any month or $25,000 in the aggregate during the term of such contract or arrangement, (d) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (e) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of the Corporation; (f) guaranty of any obligation for borrowed money or otherwise; (g) license or lease agreement with respect to any Intellectual Property Rights (as defined in Section 2.17); (h) agreement or other commitment for capital expenditures in excess of $5,000; or (i) any other contract, agreement, arrangement or understanding which is material to the business of the Corporation or which is material to a prudent investor's understanding of the business of the Corporation. Except as set forth in Schedule 2.11, the Corporation is not engaged in any negotiations which could lead to any such contract, agreement, arrangement, understanding or commitment. Each of contracts or arrangements listed in Schedule 2.11 is valid, binding, subsisting and enforceable in accordance with its terms and ECI has performed all obligations required to be performed under any such contract or arrangement and is not in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract or arrangement under the terms thereof. To the knowledge of each Principal, each of the contracts set forth in Schedule
2.11 calling for the performance of services can be satisfied or performed by ECI without any loss to ECI.

         2.12 Ordinary Course of Business. ECI, from the Balance Sheet Date to the date hereof,

                  (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business;

                  (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                      (i) has not amended or terminated any outstanding lease, contract or agreement,

                      (ii) has not incurred any obligations or liabilities (fixed, contingent or other), and

                      (iii)    has not entered any commitments;

                  (d) has not discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

                  (e) has not mortgaged, pledged or subjected to any Encumbrance, any of its assets, tangible or intangible;

                  (f) has not sold or transferred any tangible asset or canceled any debts or claims except in each case in the ordinary course of business;

                  (g) has not sold, assigned or transferred any Intellectual Property Rights (as defined in Section 2.17) or other intangible assets;

                  (h) has not increased the compensation payable or to become payable to any of its officers, employees, or agents;

                  (i) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any domestic, foreign, Federal or local public body or authority, including any court department, commission, board bureau, agency or instrumentality ("Governmental Entity");

                  (j) has not waived any rights which individually or in the aggregate exceed $5,000;

                  (k) has not experienced any organized work stoppage or industrial action; or

                  (l) has not entered into any other transaction or transactions which individually or in the aggregate are material to ECI, other than in the ordinary course of business.

         2.13     Litigation and Compliance with Laws.

                  (a) Schedule 2.13 contains a brief description of all litigation or legal or other actions, suits, proceedings or investigations, at law or in equity or admiralty, or before any Governmental Entity, in which ECI or any of its officers or director, in such capacity, is engaged, or, to the knowledge of ECI, with which ECI or any of its officers or director is threatened in connection with the business or affairs or properties or assets of ECI.

                  (b) Schedule 2.13 contains a true, correct and complete list of all permits, licenses, approvals, authorizations, and other permissions from Governmental Entities necessary or desirable for the operation of ECI's business (collectively, the "Operating Permits"). ECI is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of the Operating Permits and insurance carriers, applicable to its business or affairs or properties or assets, including those relating to environmental protection, water or air pollution and similar matters.

         2.14 Tax Returns. ECI has filed, in accordance with applicable law, all federal, state, county and local income and franchise tax returns and all real and personal property tax returns which are required to be filed, and all such returns were true, correct and complete in all material respects. All taxes owed by ECI (whether or not shown on any tax return) have been paid. The provision for taxes shown on the April Balance Sheet is sufficient to satisfy all taxes of any kind of ECI, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, deferred, contingent or other for all periods ended on or prior to the Balance Sheet Date. As of the date hereof no tax liabilities have been assessed or proposed which remain unpaid, and ECI has not signed any extension agreement with the Internal Revenue Service or any other Governmental Entity. ECI has paid all taxes which have become due pursuant to such returns and has paid all installments of estimated taxes due. All taxes and other assessments and levies which ECI is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Entities to the extent due and payable. From the end of its most recent fiscal year to the date hereof ECI has not made any payment of or on account of any federal, state or local income, franchise or any real or personal property taxes, except as set forth in
Schedule 2.14. Neither ECI nor any Principal is aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of ECI heretofore delivered to Parent is true, accurate and complete and fairly presents the information purported to be shown.

         2.15 [INTENTIONALLY OMITTED]

         2.16 Environmental Matters. ECI has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise. ECI, the operation of its business, and any real property that ECI owns, leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any Governmental Entities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. ECI has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and ECI is not aware of any basis therefor. ECI has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. ECI has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the knowledge of ECI, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. For the purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and other materials classified as hazardous or toxic under any Environmental Laws.

         2.17 Intellectual Property. Except in each case as set forth in
Schedule 2.17.

                  (a) ECI owns or has the right to use all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted or as proposed to be conducted, which Intellectual Property Rights are identified in said Schedule 2.17;

                  (b) no royalties or other amounts are payable by ECI to other persons by reason of the ownership or use of said Intellectual Property Rights;

                  (c) no product or service marketed or sold or proposed to be marketed or sold by ECI violates or will violate any license or infringes any Intellectual Property Rights of another, nor has ECI received any notice that any of such Intellectual Property Rights or the operation or proposed operation of ECI's business conflicts or will conflict with the rights of others; and

                  (d) there are no claims pending or, to the knowledge of ECI, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of ECI's business as presently conducted or as proposed to be conducted, nor does there exist any basis therefor.

As used herein, the term "Intellectual Property Rights" means all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, know-how, proprietary processes and formulae, domain names, and applications for patents, trademarks, service marks and copyrights, and other industrial and intellectual property rights.

         2.18 Insurance Policies. The insurance policies listed and described briefly in Schedule 2.18 constitute all of the policies in force and effect in respect of the business, properties and assets, including insurance on personnel, of ECI. ECI is not in default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope and amounts to insure adequately (and, in any event, in amounts sufficient to prevent ECI from becoming a co-insurer within the terms of such policies) the business, properties and assets of ECI. ECI has not been refused insurance by any insurance carrier to which it has applied for insurance.

         2.19 Extraordinary Events. From the end of its most recent fiscal year to the date hereof, neither the business or properties or condition, financial or other, or results of operations of ECI have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition or taking of property by any Governmental Entity, flood, embargo, or Act of God or the public enemy, or cessation, interruption or diminution of operations, whether or not covered by insurance.

         2.20 Material Information. Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by ECI or any Principal to Parent or Merger Sub contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

         2.21 Certain Transactions. None of the officers, directors or employees of ECI is presently a party to any transaction with ECI (other than for services as officers, directors and employees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director, any such employee, any member of a family of any officer, director or such employee or any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

         2.22 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any Governmental Entity will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         2.23 Employee Benefit Plans. Except as set forth in Schedule 2.10, ECI does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         2.24 No Broker's or Finder's Fees. Except as set forth in Schedule 2.24, none of ECI or any of its officers, directors, employees or stockholders has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

         2.25 ECI Stockholders. Except as set forth in Schedule 2.25, each stockholder of ECI is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         2.26 Proxies. On or before the date of this Agreement, ECI has delivered to Parent original, Irrevocable Proxies of ECI stockholders who hold, in the aggregate, more than 67% of all the outstanding shares of ECI Common Stock having a right to vote at the stockholder meeting called, or to be called, for purposes of voting on the Merger Proposal (as hereafter defined), which proxies appoint the Principals as the attorneys-in-fact for the ECI Stockholders granting such proxies (with full power of substitution) and which proxies direct the Principals to vote all shares subject to such proxies in favor of the Merger Proposal. Such Irrevocable Proxies are hereinafter referred to as the "ECI Proxies".

         2.27 Continuing Representations. The representations and warranties of ECI herein contained (a) relating to non-tax matters shall survive the Closing for a period of 3 years and (b) relating to tax and ERISA matters shall survive the Closing for the applicable statute of limitations.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF PRINCIPALS

         Each of the Principals, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

         3.1 Authority of the Principals. Such Principal has the power to enter into this Agreement and the other agreements contemplated hereby to be signed by such Principal and to consummate the transactions contemplated hereby and thereby. Such Principal has good and marketable title to the shares of ECI Common Stock purportedly owned by such Principal as shown in Schedule 2.5, free and clear of all Encumbrances. This Agreement and the other agreements contemplated hereby to be signed by such Principal have been duly executed and delivered by such Principal, and constitute the valid and binding obligations of such Principal, enforceable against such Principal in accordance with their respective terms.

         3.2 No Conflict. Neither the execution and delivery of this Agreement by such Principal and the other agreements contemplated hereby to be signed by such Principal, nor the performance by such Principal of such Principal's obligations hereunder or thereunder, nor the consummation by such Principal of the transactions contemplated hereby or thereby will with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which such Principal is a party or by which such Principal or any of such Principal's assets or properties is bound or which is applicable to such Principal or any of such Principal's assets or properties.

         3.3 No Broker's or Finder's Fees. Such Principal has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

         3.4 Restricted Securities. Such Principal understands that the shares of Parent Common Stock and Parent Series B Stock to be received by such Principal upon conversion of such Principal's shares of ECI Common Stock in the Merger have not been registered under the Securities Act or qualified under the securities or "blue sky" laws of any jurisdiction, and other than pursuant to its obligations under the Registration Agreement (as defined in Section 5.5), Parent is not, nor will it be, under any obligation to register such shares of Parent Common Stock under the Securities Act or the "blue sky" laws of any jurisdiction. Such Principal further understands that such shares of Parent Common Stock and Parent Series B Stock will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and that, as such, such shares of Parent Common Stock and Parent Series B Stock must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements thereof is available.

         3.5 Acquired for Investment. Such Principal is acquiring the shares of Parent Common Stock and Parent Series B Stock to be received by such Principal in the Merger for such Principal's own account for investment and not for, with a view to or in connection with any resale or distribution thereof.

         3.6 Sophistication. Such Principal by reason of such Principal's business and financial experience, and the business and financial experience of those persons retained by such Principal to advise such Principal with respect to such Principal's investment in the shares of Parent Common Stock and Parent Series B Stock to be received by such Principal in the Merger, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Such Principal acknowledges that such Principal has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning Parent and the Parent Common Stock and Parent Series B Stock that such Principal is receiving in the Merger and to obtain any additional information that such Principal deems necessary to verify the accuracy of the answers such Principal received from such representatives. Such Principal represents and warrants that he is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         3.7 Continuing Representations. The representations and warranties of the Principals herein contained shall survive the Closing for a period of 3 years.

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, jointly and severally, represent and warrant to ECI and the Principals as follows:

         4.1 Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on Parent or its business or property, with full corporate power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, where failure to so qualify would have a material adverse effect on Merger Sub or its business or property, with full corporate power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

         4.2 Due Authorization; Effect of Transaction. No provision of Parent's or Merger Sub's Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation, to which Parent or Merger Sub is a party or by which it is bound, have been or will be violated by the execution by Parent or Merger Sub of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon the part of Parent or Merger Sub to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will upon execution and delivery be a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms.

         4.3 Capitalization. The authorized capital stock of Merger Sub consist of 1,000 shares of Common Stock, $.01 par value per share, all of which are issued, outstanding and owned beneficially and of record by Parent. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"). Schedule 4.3 sets forth the capitalization of Parent as of April 30, 1999. All issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Parent in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

         4.4 SEC Documents; Financial Statements. Parent has made available to ECI and the Principals a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities Exchange Commission (the "Commission") since June 30, 1997 (as such documents have since the time of their filing been amended, the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the Commission since such date. As of their respective dates, the Parent SEC Documents and any forms, reports and other documents filed by Parent after the date of this Agreement complied or will comply in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Documents or such other forms, reports or other documents, and none of the Parent SEC Documents contained, or will contain at the time they are filed, any untrue statement of a material fact or omitted, or will omit at the time they are filed, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) in all material respects the financial position of Parent as at the dates thereof and the results of its operations and cash flows for the periods then ended.

         4.5 Continuing Representations. The representations and warranties of Parent and Merger Sub herein contained shall survive the Closing for a period of 3 years.


                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1 Conduct of ECI Business Pending Closing. Without the prior written consent of Parent, ECI, from the date hereof to the Closing Date,

                  (a) will not operate its business in any manner other than in the normal, usual and customary manner in the ordinary and regular course of business;

                  (b) will not sell or otherwise dispose of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                      (i) will not amend or terminate any outstanding lease, contract or agreement,

                      (ii) will not incur any obligations or liabilities (fixed, contingent or other), and

                      (iii)    will not enter into any commitments;

                  (d) will not make any unusual transactions in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) will not discharge or satisfy any Encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts now existing or hereafter entered into in the ordinary course of business, and commitments under leases now existing;

                  (f) will not mortgage, pledge or subject to lien or any other Encumbrances, any of its assets, tangible or intangible unless such Encumbrance is discharged before the Closing;

                  (g) will not sell or transfer any tangible asset or cancel any debts or claims except in each case in the ordinary course of business;

                  (h) will not sell, assign or transfer any of its Intellectual Property Rights or other intangible assets;

                  (i) will not increase the rate of compensation payable or to become payable to any of its officers, employees, or agents;

                  (j) will not suffer any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Governmental Entity;

                  (k) will not waive any rights of substantial value; or

                  (l) will not enter into any other transaction or transactions which individually or in the aggregate are material to ECI.

         5.2 Expenses. ECI shall be responsible for all costs and expenses (including fees and disbursements of consultants, investment bankers, and other financial advisors, brokers and finders, counsel and accountants) incurred by it in connection with the matters contemplated hereby, provided, however, that the Principals shall be responsible for all such costs and expenses (other than the fees and disbursements of accountants) in excess of $20,000. The Principals shall indemnify and hold harmless Parent and the Surviving Corporation from and against any and all such costs and expenses (other than the fees and disbursements of accountants) in excess of $20,000. Parent and Merger Sub shall be responsible for all costs and expenses (including fees and disbursements of consultants, investment bankers, and other financial advisors, brokers and finders, counsel and accountants) incurred by them in connection with the matters contemplated hereby.

         5.3      Restrictions on Resale.

                  (a) Transfers Without Registration. Each Principal shall not sell or otherwise dispose of any shares of Parent Common Stock or Parent Series B Stock without registration under the Securities Act and qualification under the "blue sky" laws of the appropriate jurisdiction, unless an exemption from registration and qualification thereunder is available. In connection with the proposed transfer of any shares of Parent Common Stock that have not been registered under the Securities Act, the Principal attempting to transfer such shares shall deliver written notice to Parent describing in reasonable detail the proposed transfer, together with an opinion, in form and substance reasonably satisfactory to Parent and its counsel, of counsel which (to Parent's reasonable satisfaction) is knowledgeable in securities laws matters, to the effect that such transfer of shares of Parent Common Stock or Parent Series B Stock may be effected without registration under the Securities Act and qualification under any applicable state securities laws.

                  (b) Legend. Each certificate for the shares of Parent Common Stock or Parent Series B Stock to be delivered to stockholders of ECI pursuant to the Merger will be imprinted with a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR "BLUE SKY" LAWS OF ANY JURISDICTION. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH BLUE SKY LAWS AND AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.

         5.4 Convertible Securities. After entering into this Agreement, ECI, if it has not already done so, shall notify each holder of Convertible Securities (collectively, the "Optionholders") of the proposed Merger and shall use its best efforts to cause each

Optionholder to exercise or convert all of the Convertible Securities held by such Optionholder immediately prior to the Closing. ECI shall cause any Convertible Securities that are not exercised or converted immediately prior to the Closing to be terminated and cancelled to the fullest extent that it may legally do so. The Principal Stockholders shall indemnify Parent and the Merger Sub for any claims of the Optionholders relating to any Convertible Securities.

         5.5 Registration Agreement. At the Closing, Parent, the Principals and the Principals' Agent shall enter into a Registration Agreement (the "Registration Agreement") substantially in the form of Exhibit 5.5.

         5.6 Escrow Agreement. At the Closing, Parent, the Escrow Group Stockholders and the Principals' Agent shall enter into the Escrow Agreement with the Escrow Agent.

         5.7 Paxton Employment Agreement. At the Closing, Parent, Merger Sub and Paxton shall enter into an Employment Agreement substantially in the form of
Exhibit 5.7 (the "Paxton Employment Agreement").

         5.8 Paxton Option Agreement. At the Closing, Parent and Paxton shall enter into a Nonqualified Stock Option Agreement substantially in the form of
Exhibit 5.8 (the "Paxton Option Agreement").

         5.9 Burgess Consulting Agreement. At the Closing, Parent, Merger Sub and Burgess shall enter into an Consulting Agreement substantially in the form of Exhibit 5.9 (the "Burgess Consulting Agreement").

         5.10 Parent Charter Amendment. At the Closing, Parent shall execute and file a certificate of amendment to its certificate of incorporation designating the powers, preferences, limitations and relative rights of the Parent Series B Stock. Such certificate of amendment shall be substantially in the form of
Exhibit 5.10.

         5.11 Public Announcements. Parent shall have sole control of the content and timing of any press release or other public disclosure of information concerning the Merger or the other transactions contemplated hereby.

         5.12 Stockholders Meeting. Promptly after execution of this Agreement, ECI shall send notice to its stockholders of a stockholders meeting for the purposes of approving this Agreement and the consummation of the Merger and the other transactions contemplated hereby (the "Merger Proposal"). Such meeting shall be scheduled and held as soon as permitted by the MBCL and ECI's articles of organization, as amended, and bylaws after the giving of such notice. After obtaining stockholder approval of the Merger Proposal in accordance with the MBCL, at the Closing, ECI shall take whatever action is necessary under the MBCL and ECI's articles of organization, as amended, and bylaws to file the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts.

         5.13 Approval of Principals; Proxy. Each Principal hereby irrevocably appoints Richard A. Fisher and Kevin J. High, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of such Principal's rights with respect to (i) the shares of capital stock of ECI beneficially owned by such Principal and any and all other shares or securities of ECI issued or issuable to such Principal on or after the date hereof (collectively, with respect to each such Principal, his "Shares"), and (ii) the shares of capital stock of ECI controlled by such Principal pursuant to the ECI Proxies, until the earlier to occur of (A) the termination of this Agreement in accordance with its terms or (B) the Effective Time. Upon the execution of this Agreement, all prior proxies given by each Principal with respect to his Shares on or after the date hereof are hereby revoked and no subsequent proxies will be given. This proxy is irrevocable and is granted in consideration of Parent entering into this Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of this Agreement to exercise all voting and other rights (including the power to execute and deliver written consents with respect to each Principal's Shares) of each Principal at every annual, special or adjourned meeting of ECI stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of the Merger Proposal and any matter that could reasonably be expected to facilitate the Merger, and (ii) against approval of any proposal (A) made in opposition to or competition with consummation of the Merger, (B) for any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates, and
(C) for the liquidation or winding up of ECI. Without limiting the generality of this Section 5.13, this proxy shall be binding upon the successors and assigns of the Principals.

         5.14 Exclusivity. Except as provided in Sections 5.4 and 5.12, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article 8, ECI shall not, directly or indirectly, through its affiliates, agents, stockholders, officers, directors or otherwise, (a) solicit, initiate, participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to any person, entity or group other than Parent concerning, any tender offer, exchange offer, merger, business combination, sale of all or substantially all of ECI's assets, sale of shares of capital stock or similar transaction involving ECI or (b) effect, or enter into any agreement to effect, any such transaction. ECI shall promptly communicate to Parent the terms of any proposal or offer or request for information which it may receive in respect of any such proposed transaction.

         5.15 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

         5.16     Tax Related Agreements.

                  Neither Merger Sub nor Parent will cause or permit any amendment of any tax return of ECI for any period ending on or prior to the date of the Closing to be filed without the prior written consent of both Principals which consent will not be unreasonably withheld, delayed or conditioned.

                  Neither Merger Sub nor Parent has taken or failed to take, or will take or fail to take any action which has or would have caused or will cause the Merger to fail to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the federal Internal Revenue Code. Parent and Merger Sub will treat the Merger as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the federal Internal Revenue Code. Neither ECI nor the Principals has taken or failed to take, or will take or fail to take any action which has or would have caused or will cause the Merger to fail to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the federal Internal Revenue Code.

                  ECI, Merger Sub and Parent shall cooperate to the extent reasonably requested by the other part, in connection with the preparation any filing of any tax return, statement, form or report (including any report required by federal Treasury Regulations), and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include (i) the provision of information reasonably requested by ECI or any of its stockholders regarding any tax period ending upon or prior to the Effective Time, (ii) the provision of book and tax workpapers related to any returns filed or to be filed for any tax period ending upon or prior to the Effective Time and (iii) the retention and the provision of records and information (including employees to explain any material so provided) relevant to any such matter. Merger Sub and Parent agree to retain for the time periods required by law books and records with respect to tax matters pertinent to ECI relating to any tax period ending upon or prior to the Effective Time and to abide by all record retention requirements of any taxing authority.


                                    ARTICLE 6
                              CONDITIONS PRECEDENT

         6.1 Conditions to Obligations of Parent and Merger Sub. All obligations of Parent and Merger Sub under this Agreement are subject to satisfaction (or waiver by Parent and Merger Sub) of the following conditions precedent at or before the Closing.

                  (a) No Opposition. No suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any Governmental Entity seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the business or properties or condition, financial or other, or results of operations of Parent or Merger Sub.

                  (b) Corporate Proceedings. All corporate and other proceedings to be taken by ECI and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident to such transactions shall be reasonably satisfactory in form and substance to Parent and its counsel, who shall have received all such originals or certified or other copies of such documents as they may reasonably request. Without limiting the generality of the foregoing, the Merger Proposal shall have been approved by the requisite vote of the stockholders of ECI in accordance with the MBCL and the Articles of Merger shall have been filed with the Secretary of State of The Commonwealth of Massachusetts and no stockholders of ECI shall have exercised dissenters rights.

                  (c) Representations and Warranties Correct. The representations and warranties made by ECI in Article 2 and the Principals in
Article 3 shall be true and correct in all material respects when made, and, except as provided in Section 6.1(e) shall be true and correct in all material respects immediately prior to the Closing with the same force and effect as if they had been made at and immediately prior to the Closing.

                  (d) Compliance with Covenants. ECI and the Principals shall have duly complied with and performed all covenants and agreements of ECI and the Principals herein which are required to be complied with and performed at or before the Closing.

                  (e) Certificates of Compliance. ECI and each Principal shall have provided to Parent and Merger Sub a certificate, dated the date of the Closing, in form and substance reasonably satisfactory to Parent, confirming compliance with the conditions set forth in Sections 6.1(c) and 6.1(d). ECI shall attach to its certificate of compliance a revised draft of Schedule 2.5, dated the date of the Closing, which confirms that all of the Convertible Securities of ECI have been terminated and cancelled in accordance with Section 5.4.

                  (f) Closing Balance Sheet. At the Closing, ECI shall deliver to Parent and Merger Sub an unaudited balance sheet of ECI as of a moment immediately prior to the Closing Date (the "Closing Balance Sheet") and a certificate signed by the Principals representing and warranting that the Closing Balance Sheet has been prepared in accordance with GAAP consistently applied and fairly presents, in all material respects, the financial condition of ECI as of a moment immediately prior to the Closing Date; provided, that the Closing Balance Sheet shall not take into account any obligations owed by ECI to USA Group and need not include any notes or supplemental schedules as may be required by GAAP. For the purposes of this Agreement, the total liabilities of ECI as of a moment immediately prior to the Closing Date, as reflected in the Closing Balance Sheet, are hereinafter referred to as the "Closing Date Liabilities".

                  (g) Opinion of Counsel. At the Closing, Parent and Merger Sub shall have received from Gordon A. Carpenter, counsel for ECI, an opinion addressed to Parent and Merger Sub, dated the date of the Closing, to the effect set forth in Exhibit 6.1(g). In addition, ECI shall have received an opinion of counsel (in formal substance reasonably satisfactory to Parent) that the Merger constitutes a reorganization described in Section 368(a)(1) A and 2(D) of tax code.

                  (h) Related Agreements and Documents. At or before the Closing, the parties thereto shall have executed and delivered the following agreements to Parent and Merger Sub:

                      (i)      The Escrow Agreement;

                      (ii)     The Paxton Employment Agreement;

                      (iii)    The Paxton Option Agreement; and

                      (iv)     The Burgess Consulting Agreement.

                  (i) USA Group Settlement. USA Group Enterprises, Inc. and its affiliates shall have executed and delivered to Parent and ECI a general release in form and substance satisfactory to Parent in its sole discretion.

                  (j) Third Party Consents. ECI shall have obtained the consents of any third parties that are required in order to consummate this Agreement and the transactions contemplated herein, and each such consent shall be in full force and effect.

                  (k) Operating Permits. The Merger Sub shall have obtained all Operating Permits which Parent shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by the Surviving Corporation of the business of ECI after the Closing.

                  (l) Diligence. Parent and Merger Sub shall have completed its diligence review of the business, properties, assets and liabilities of ECI, with results reasonably satisfactory to Parent and Merger Sub.

                  (m) All Convertible Securities shall have been converted or exercised prior to the Effective Time and ECI shall have no securities other than common stock outstanding. No stockholders of ECI shall have exercised appraisal rights.

                  (n) Parent shall be satisfied in the exercise of its sole discretion that ECI has, and can transfer to Merger Sub, all rights to intellectual property (including software) necessary or desirable for the operation of ECI's business free and clear of any and all encumbrances of any nature (including any claim of Wolf Rock Corporation).

         6.2 Conditions to Obligations of ECI and Principals. All obligations of ECI and the Principals under this Agreement are subject to satisfaction (or waiver by ECI and the Principals) of the following conditions precedent at or before the Closing:

                  (a) No Opposition. No suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any Governmental Entity seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the business or properties or condition, financial or other, or results of operations of ECI.

                  (b) Corporate Proceedings. All corporate and other proceedings to be taken by Parent, Merger Sub and the stockholders of ECI and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement, shall have been taken or obtained and all documents incident to such transactions shall be reasonably satisfactory in form and substance to ECI and its counsel, who shall have received all such originals or certified or other copies of such documents as they may reasonably request. Without limiting the generality of the foregoing, the Merger shall have been approved by the sole stockholder of Merger Sub in accordance with the DGCL and the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

                  (c) Representations and Warranties Correct. The representations and warranties made by Parent and Merger Sub in Article 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects at the time of the Closing with the same force and effect as if they had been made at and as of the time of the Closing.

                  (d) Compliance with Covenants. Parent and Merger Sub shall have duly complied with and performed all covenants and agreements of Parent and Merger Sub herein which are required to be complied with and performed at or before the Closing.

                  (e) Related Agreements and Documents. At or before the Closing, the parties thereto shall have executed and delivered the following agreements to ECI:

                      (i)      The Paxton Employment Agreement;

                      (ii)     The Paxton Option Agreement;

                      (iii)    The Burgess Consulting Agreement; and

                      (iv)     The Registration Agreement.


                                    ARTICLE 7
                                INDEMNIFICATION.

         7.1      Indemnification by Principals

                  (a) The Principals shall (without any right of contribution from ECI or the Surviving Corporation or any right of indemnification against ECI or the Surviving Corporation) jointly and severally indemnify, defend and hold harmless Parent and Merger Sub and each of their respective directors, officers and agents (collectively, the "Parent Group") from and against the amount of any damage, loss, cost or expense, including reasonable attorneys' fees and settlement costs ("Loss"), suffered, incurred or paid by any member of the Parent Group occasioned or caused by, resulting from or arising out of the following (collectively, "Parent Claims"):

                      (i) Any failure by ECI or the Principals to perform, abide by or fulfill any of the agreements, covenants or obligations of ECI or the Principals set forth in or entered into, in connection with this Agreement;

                      (ii) Any breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto;

                      (iii) Any fraud or wilful or deliberate wrongdoing of ECI or any Principal;

                      (iv) Any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of ECI which is not disclosed in any Schedule to this Agreement and is required so to be;

                      (v) Any claim, known or unknown, arising out of or by virtue of or based upon any failure by ECI to perform any obligation or satisfy any liability under any contract or agreement of ECI, to the extent any such obligation or liability was required to be performed or satisfied at or prior to the Closing;

                      (vi) Any liability or obligation for any tort or any breach or violation of any contractual, quasi-contractual, legal, fiduciary or equitable duty by any Principal, whether before, at or after the Closing; or

                      (vii) In addition to and without derogating from any of the foregoing, any liability or obligation of ECI, whether or not disclosed to or known by Parent or Merger Sub, in excess of $800,000 plus an amount equal to one half of the amounts carried on ECI's books for (a) noncurrent portions of leases and (b) capitalized leases (totaling approximately $86,000 on the date hereof).

                  (b) The amount of any Loss shall be the amount of cash reimbursement that, when received by the member or members of the Parent Group incurring such Loss, shall place such member or members of the Parent Group in the same financial position it or they would have been in if such Loss had not occurred.

         7.2 Limitation on Liability. Notwithstanding any other provision herein, the obligations and liabilities of the Principals hereunder with respect to indemnification for Parent Claims shall not exceed $1,400,000 or such lesser amount as shall be held pursuant to the Escrow Agreement; provided, that the Principals agree to indemnify the Parent Group in full for all Losses occasioned by or caused by, resulting from or arising out of any breach of the representations set forth in Sections 2.14 and 3.1, and/or fraud or wilful or deliberate wrongdoing of any Principal. The sole recourse for indemnification under this Agreement (except for breaches of Sections 2.14 and 3.1) shall be to the escrowed securities and proceeds thereof. All claims for indemnification must be brought within 15 months after the Closing Date; except for claims described in the proviso to the first sentence of this Section 7.2, as to which there is no limit.

         7.3      Process of Indemnification for Parent Claims.

                  (a) Recovery by Parent. In seeking to collect the amount of any Parent Claim that a member of the Parent Group has established and is entitled to indemnification hereunder, Parent shall first give the Principals' Agent written notice of such Parent Claim (the "Claim Notice"). The Claim Notice shall contain a reasonably detailed summary of the basis for and the amount of the Parent Claim. If the Principals' Agent does not dispute the basis or amount of any Parent Claim within 30 days of receiving the Claim Notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided in the Escrow Agreement and herein. If the Principals' Agent disagrees with the basis of the Parent Claim or the amount of damages caused thereby, then within 30 days of receiving the Claim Notice thereof, the Principals' Agent shall give notice to Parent of such disagreement and, in that case, Parent shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator resolves the disagreement pursuant to Section 9.10, (b) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so specified (subject to the limitations contained in Section 7.2) or (c) Parent and the Principals' Agent agree in writing to the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so agreed.

                  (b) Third-Party Parent Claims. Parent agrees to notify the Principals' Agent of any Parent Claims asserted by third parties that, in the opinion of Parent, are reasonably likely to give rise to indemnification hereunder ("Third-Party Parent Claims"). Parent agrees that it will not settle any Third-Party Parent Claims without the consent of the Principals' Agent, which consent shall not be unreasonably withheld or delayed. Parent further agrees that if the Principals Agent wishes to enter into a settlement with respect to a Third-Party Parent Claim on terms reasonably acceptable to Parent, Parent will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to Parent of a release from all liability in respect of such Third-Party Parent Claim.


                                    ARTICLE 8
                                  TERMINATION.

         8.1 Termination Events. This Agreement may be terminated on or before the Closing, without liability on the part of the terminating party, in the manner described in this Article.

                  (a) Mutual Consent. By mutual consent of the ECI and Parent;

                  (b) Drop Dead Date. By Parent or ECI, if, other than as a result of a breach or violation of or default under this Agreement by such party, the Closing shall not have occurred on or before September 1, 1999;

                  (c) By ECI. By ECI upon notice to Parent and the Merger Sub if
(i) a condition to the performance of the obligations of ECI and the Principals set forth in Section 6.2 shall not be fulfilled at the time specified for the fulfillment thereof; (ii) a material default under, or a material breach of, this Agreement shall be made by Parent or Merger Sub; or (iii) any representation or warranty of Parent or Merger Sub set forth in this Agreement or in any instrument delivered by Parent or Merger Sub pursuant hereto shall be materially false or misleading;

                  (d) By Parent. By Parent upon notice to ECI and the Principals if (i) a condition to the performance of Parent and Merger Sub set forth in
Section 6.1 shall not be fulfilled at the time specified for the fulfillment thereof; (ii) a material default under, or a material breach of, this Agreement shall be made by ECI; or (iii) any representation or warranty of ECI or the Principals set forth in this Agreement or in any instrument delivered by ECI or the Principals pursuant hereto shall be materially false or misleading; or

                  (e) By any Party. By any party, if, other than as a result of a breach or violation of or default under this Agreement by the terminating party which resulted therein, a Governmental Entity of competent jurisdiction shall have issued an order, decision, judgment or other ruling (a "Ruling") (which Ruling the parties hereto shall use all commercially reasonable business efforts to lift or reverse), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Ruling shall have become final and not subject to appeal.

         Written notice setting forth the reasons for any termination (other than pursuant to Section 8.1(a)) shall be given by the terminating party to each other party, and the parties receiving the same shall have thirty (30) days within which to cure the default specified in such notice.

         8.2 Certain Effects of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, ECI or their respective officers, directors, stockholders or affiliates, except to the extent that a party hereto is in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 5.2, 5.11 and Articles 8 and 9 shall remain in full force and effect and survive any termination of this Agreement.


                                    ARTICLE 9
                                 MISCELLANEOUS.

         9.1 Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants and understandings of the parties, including the letter of intent dated April 30, 1999 between Parent and ECI, as supplemented by the letter of intent dated May 19, 1999 and the letter of intent dated June 2, 1999. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effective, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change modification, consent or discharge is sought. In furtherance of the foregoing, the parties hereto acknowledge that (i) there have been no representations, warranties, covenants, understandings or agreements related to the subject matter of this Agreement other than as set forth herein and therefore no reliance can be placed on matters other than as set forth herein, and (ii) no agent of any party has or had authority to make representation, warranties, covenants or agreements on behalf of such party and if and to the extent so made, such representations, warranties, covenants or agreements were not authorized and have not been the subject upon which reliance has been placed.

         Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition or breach of covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

         9.2 Assignment; Successors and Assigns. This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.3 Severability. If any provision or provisions of this Agreement shall be, or the found to be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

         9.5 Certain Matters of Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         9.6 Knowledge. As used herein, the phrase "to the knowledge of ECI" refers to the actual knowledge of those officers of ECI actively involved in the management of ECI and the knowledge that a prudent business person acting as an officer of ECI should have obtained in the management of ECI after making due inquiry and exercising due diligence with respect thereto.

         9.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

                  (a)      If to ECI, to:

                           ECI, Inc.
                           55 Green Street
                           Clinton, MA 01510
                           Attention: President
                           Fax:  (978) 365-4900

                           with a copy to:

                           Gordon A. Carpenter, Esquire
                           91 Friendship Street
                           Providence, RI 02903-3837
                           Fax: (401) 453-4118

                  (b)      If to Parent or Merger Sub, to:

                           Cytation.com Incorporated
                           809 Aquidneck Avenue
                           Middletown, RI 02842
                           Attention: General Counsel
                           Fax: (401) 845-8816

                           with a copy to:

                           David A. Broadwin, Esquire
                           Foley, Hoag & Eliot LLP
                           One Post Office Square
                           Boston, MA 02109
                           Fax: (617) 832-7000

                  (c)      If to the Principals' Agent, to:

                           Gerald A. Paxton
                           CollegeLink.com Incorporated
                           c/o Cytation.com Incorporated
                           809 Aquidneck Avenue
                           Middletown, RI 02842
                           Fax: (401) 845-8816

         and/or to such other person(s) and address(es) as any party shall have specified in writing to the others.

         9.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         9.9 Courts. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Delaware and to service of process by registered mail, return receipt requested, or in any other manner provided by law.

         9.10 Arbitration. In the event the parties hereto are unable to resolve any dispute with respect to claims arising hereunder within 30 days of written notice of such dispute by one party to the others, such dispute shall be settled by compulsory and binding arbitration by a panel of one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties agree that such arbitration shall be held in Boston, Massachusetts.

                  [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

                                    CYTATION.COM INCORPORATED


                                    By: /s/ Richard A. Fisher
                                        -----------------------------------
                                        Name: Richard A. Fisher
                                        Title: Chairman and General Counsel


                                    COLLEGELINK.COM INCORPORATED


                                    By: /s/ Richard A. Fisher
                                        -----------------------------------
                                        Name: Richard A. Fisher
                                        Title: Chairman and Secretary


                                    ECI, INC.


                                    By: /s/ Gerald A. Paxton
                                        -----------------------------------
                                    Name: Gerald A. Paxton
                                    Title: CEO and Treasurer


                                    ECI, INC.


                                    By: /s/ Thomas J. Burgess
                                        -----------------------------------
                                    Name: Thomas J. Burgess
                                    Title: President


                                    /s/ Gerald A. Paxton
                                    ---------------------------------------
                                    Gerald A. Paxton

                                    /s/ Thomas J. Burgess
                                    ---------------------------------------
                                    Thomas J. Burgess

                                    /s/ Gerald A. Paxton
                                    ---------------------------------------
                                    Gerald A. Paxton, as Principals' Agent


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